EXHIBIT 99.1

Edesa Biotech Reports Fiscal 1st Quarter 2026 Results

TORONTO, Feb. 13, 2026 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the three months ended December 31, 2025 and provided an update on its business.

During the first quarter, Edesa progressed manufacturing of its dermatology drug candidate, EB06 (an anti-CXCL10 monoclonal antibody), and placebo for an upcoming Phase 2 study in moderate-to-severe nonsegmental vitiligo. The company anticipates recruitment will begin midyear 2026, subject to regulatory approvals. In its respiratory program, Edesa reported that it is evaluating subgroup data for additional efficacy signals among subjects with certain comorbidities following positive results from a Phase 3 study of its monoclonal antibody, paridiprubart, in patients with Acute Respiratory Distress Syndrome. The company plans to present its Phase 3 respiratory and subgroup data at upcoming scientific and medical conferences.

“Manufacturing plans for our upcoming vitiligo study are on schedule, and we are advancing the EB06 program toward regulatory readiness and launch,” said Par Nijhawan, MD, Chief Executive Officer of Edesa. “In parallel, we are utilizing positive Phase 3 data to explore accelerated commercialization pathways as well as potential broader strategic opportunities for paridiprubart.”

Edesa's Chief Financial Officer Peter Weiler reported that financial results for the first quarter reflected the continuation of trends from the preceding period, including the ramp up in activities for the company’s vitiligo drug development program as well as the completion of the Phase 3 clinical study of paridiprubart. “Management remains disciplined in deploying resources and executing in line with our plans. Going forward, we anticipate that research expenditures will generally track activity in our EB06 program, including the manufacturing of clinical drug supplies. We continue to evaluate opportunities to achieve our clinical objectives more efficiently, such as establishing investigational sites across multiple jurisdictions to provide greater cost and operational flexibility.”

Financial Results for the Three Months Ended December 31, 2025

Total operating expenses increased by $0.4 million to $2.3 million for the three months ended December 31, 2025 compared to $1.9 million for the same period in the previous year:

  Research and development expenses increased by $0.1 million to $1.1 million for the three months ended December 31, 2025 compared to $1.0 million for the same period last year primarily due to increased expenses for manufacturing-related activities and other preparations for a planned Phase 2 clinical study of EB06 in vitiligo patients, as well as increased unallocated research costs, which were offset by decreased expenses related to the completion of the Phase 3 study of paridiprubart.

  General and administrative expenses increased by 0.3 million to $1.2 million for the three months ended December 31, 2025 compared to $0.9 million for the same period year primarily due to an increase in noncash share-based compensation.

Total other income decreased by $0.2 million to $0.1 million for the three months ended December 31, 2025 compared to $0.3 million for the same period last year, primarily due to a decrease in reimbursement funding from the Canadian government's Strategic Response Fund.

For the quarter ended December 31, 2025, Edesa reported a net loss of $2.2 million, or $0.28 per common share, compared to a net loss of $1.6 million, or $0.48 per common share, for the quarter ended December 31, 2024.

Working Capital

At December 31, 2025, Edesa had cash and cash equivalents of $12.1 million and working capital of $12.0 million.

Calendar

Edesa plans to participate in the Global Vitiligo Foundation Annual Scientific Symposium on March 26, 2026; BIO Europe Spring 2026 from March 23-25, 2026; the Respiratory Innovation Summit from May 15-16, 2026; the American Thoracic Society (ATS) 2026 International Conference from May 15-20. 2026; and the Dermatology Drug Development Summit from May 19-21, 2026. Attendees interested in meeting with company representatives can request meetings through the conference organizers or by contacting Edesa directly at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is paridiprubart, which is being developed as a potential treatment for Acute Respiratory Distress Syndrome, a life-threatening form of respiratory failure. The paridiprubart program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset, and is currently being evaluated in a U.S. government-funded platform study. Edesa is also pursuing additional uses for paridiprubart. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: The company’s plans for an upcoming Phase 2 study in moderate-to-severe nonsegmental vitiligo; the company’s belief that recruitment for its vitiligo study will begin midyear 2026, subject to regulatory approvals; the company’s plans to present its Phase 3 respiratory and subgroup data at upcoming scientific and medical conferences; the company’s belief that its manufacturing plans for the vitiligo study are on schedule and advancing toward regulatory readiness and launch; the company’s belief that positive Phase 3 data for paridiprubart creates opportunities for accelerated commercialization pathways as well as potential broader strategic opportunities for the drug candidate; management’s intentions to remain disciplined in deploying resources and executing in line with its plans; the company’s anticipation that research expenditures will generally track activity in its EB06 program, including the manufacturing of clinical drug supplies; the company’s intention to evaluate opportunities to achieve its clinical objectives more efficiently, such as establishing investigational sites across multiple jurisdictions to provide greater cost and operational flexibility; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:
Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	December 31, 2025	December 31, 2024

Expenses:
Research and development	$1,124,727	$1,019,818
General and administrative	1,216,656	878,871

Loss from operations	(2,341,383)	(1,898,689)

Other Income (Loss):
Reimbursement grant income	102,425	301,195
Other income (loss)	(8,711)	(19,759)

Net loss	(2,247,669)	(1,617,253)

Exchange differences on translation	(5,315)	18,656

Net comprehensive loss	$(2,252,984)	$(1,598,597)

Weighted average number of common shares	7,972,532	3,345,135

Loss per common share - basic and diluted	$(0.28)	$(0.48)

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	December 31, 2025	September 30, 2025 Audited

Assets:
Cash and cash equivalents	$12,051,748	$10,792,172
Other current assets	665,739	720,704
Non-current assets	1,992,955	2,017,642

Total Assets	$14,710,442	$13,530,518

Liabilities and shareholders' equity:
Current liabilities	$756,163	$1,078,536
Shareholders' equity	13,954,279	12,451,982

Total liabilities and shareholders' equity	$14,710,442	$13,530,518

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	December 31, 2025	December 31, 2024

Cash flows from operating activities:
Net loss	$(2,247,669)	$(1,617,253)
Adjustments for non-cash items	425,322	124,292
Change in working capital items	(264,987)	(24,242)

Net cash used in operating activities	(2,087,334)	(1,517,203)

Net cash provided by financing activities	3,355,419	2,071,545

Effect of exchange rate changes on cash and cash equivalents	(8,509)	(28,160)

Net change in cash and cash equivalents	1,259,576	526,182
Cash and cash equivalents, beginning of period	10,792,172	1,037,320

Cash and cash equivalents, end of period	$12,051,748	$1,563,502